AMENDMENT TO

STOCK EXCHANGE AGREEMENT

THIS AMENDMENT TO STOCK EXCHANGE AGREEMENT dated as of September 2, 2008, ("Exchange Agreement") made and entered into as of September 17, 2008, by and among Integrated Freight Systems, Inc., a Florida corporation, (“IFSI”), Mark Morris (“Mr. Morris”) the sole stockholder of Morris Transportation, Inc., an Arkansas corporation, (“MTI”), and MTI.

W I T N E S S E T H :

WHEREAS, the parties to the Exchange Agreement deem the transactions contemplated by the Exchange Agreement to have been closed on September 2, 2008, the Closing Date; and

WHEREAS, the parties desire to amend the Exchange Agreement for the purpose of making ISFI's affairs more acceptable to public and private investors, in particular by eliminating the feature contained in Section 5.08(c), and providing a greater consideration to Mr. Morris;

NOW, THEREFORE, in consideration of the premises herein before set forth, in reliance hereon and the mutual promises, one to another made herein, and the reliance of each party upon the other(s) based hereon and other good and valuable consideration, the receipt and sufficiency of which the parties respectively acknowledge, the parties agree, for purposes of amending the Exchange Agreement and the transaction(s) contemplated therein, as follows:

Section 2.02(i) of the Exchange Agreement is amended to change the number of shares to 3,000,000 shares from 2,500,000 shares.

Sections 2.02(ii) and 2.04 of the Exchange Agreement are amended to change the principal amount of the promissory note to $750,000 from $250,000.

Section 2.02(iii) and 2.04 of the Exchange Agreement are amended to change the amount of the installment payment to $150,000 from $750,000, payable ninety days from the reset date provided below.

Section 2.03 of the Exchange Agreement is amended by changing the maturity date of the promissory note to thirteen months from twelve months (to allow for the comparison of net revenues provided in that section) and adding a clause providing:

the promissory note shall be secured by a pledge of and security interest in the MTI Securities purchased by IFSI from the noteholder under the Exchange Agreement. In the event ISFI fails to pay a promissory note at maturity and the noteholder takes the pledged MTI Securities in satisfaction thereof, then the noteholder shall return to ISFI all of ISFI's common stock the noteholder received under the Exchange Agreement.

Sections 3.02 and 3.03 of the Exchange Agreement are amended and restated, respectively, as set forth in the attached Schedule of Deliverables.

Section 5.08 of the Exchange Agreement is amended to add a new paragraph (d) which provides:

Within 120 days following the reset date, IFSI will provide $100,000 of working capital to MTI. In the event, MTI is unsuccessful in refinancing MTI's equipment within 180 following the reset date, IFSI will provide an additional $100,000 of working capital to MTI and make a cash payment of $50,000 to Mr. Morris.

Sections 3.02(f) and 3.03(d) of the Exchange Agreement are amended by setting Mr. Morris' salary in his employment agreement at $110,000 per year, with a cash bonus of $25,000 paid within sixty days following the reset date.

                Section 5.08(c) is deleted in its entirely.

                A new Section 8.05 is added to the Exchange Agreement which states:

Restrictions on sale of IFSI's common stock. Mr. Morris shall not sell, transfer, assign or hypothecate any of IFSI's common stock until the promissory note issued pursuant to Section 2.02(iii), as amended, has been paid in full.

The parties acknowledge that it was their respective intents to Close the exchange transaction as of September 2, 2008. In view of these amendments to the Exchange Agreement and the incomplete deliveries made on and after the Closing Date as of September 2, 2008, the parties agree that the deliveries made at and after that Closing date shall be deemed to be held in escrow, subject to completion and deliveries of such documentation in accordance with the Schedule of Deliverables attached hereto and that all time periods beginning on and running from the Closing Date as provided in the Exchange Agreement shall be deemed to begin on and run from the date of this amendment (the "Reset Date").

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year second above written.

[Corporate Seal]	Integrated Freight Systems, Inc.

Attest:	By: /s/ Paul A. Henley
Paul A. Henley, President

/s/ Jackson L. Morris, Secretary

[Corporate Seal]	Morris Transportation, Inc.

Attest:	By: /s/ Mark Morris
Mark Morris, President

/s/ Mark Morris, Secretary

/s/ Mark Morris

Mark Morris

Schedule of Deliverables

Stock Exchange Agreement re: Smith Systems Transportation, Inc.

Exchange Agreement signed by	☐ Morris and	☐ Integrated.
Closing Memorandum signed by	☐ Morris and	☐ Integrated.
Exchange Agreement Amendment signed by	☐ Smiths and	☐ Integrated.

Section 3.02.  Mr. Morris’s and MTI’s deliveries at the Closing. At the Closing, Mr. Morris and MTI will deliver to IFSI:

☐ (a) Certificate of good standing in MTI’s state of incorporation and all states in which it is required to qualify to do business;

☐ (b) Certificates representing all of MTI’s Securities;

☐ (c) Officers’ and Secretary’s and Certificates of MTI in the form set forth in Exhibits “A” and “B”, respectively;

☐ (d) A resignation from any member of MTI’s board of directors, other than Mr. Morris;

☐ (e) Action by MTI’s board of directors electing Paul A. Henley as a director of MTI.

☐ (f) A document reflecting the mutual amendment of Mr. Morris’s employment agreement with MTI to reflect terms of employment negotiated pursuant to this Agreement and the letter of intent between the parties dated July 1, 2008.

☐ (g) A non-competition and confidentiality agreement executed by Mr. Morris in favor of IFSI in the form of Exhibit E.

☐ (h) The original of MTI’s corporate minute book and related documents.

Section 3.03. IFSI’s and Mr. Henley’s deliveries at the Closing. At the Closing, IFSI will deliver to Mr. Morris

☐ (a) a certificate(s) representing 2,500,000 shares of IFSI’s common stock, as provided in Section 2.02, registered in the name of Mr. Morris, or at his election jointly with his spouse, provided the election together with the name and social security number of his spouse or any other designee that Mr. Morris shall designate is delivered to IFSI not less than five business days prior to the Closing; and

☐ (b) Action by IFSI’s board of directors electing Mr. Morris as a director of IFSI;

☐ (c) Officers’ and Secretary’s Certificates of IFSI in the form set forth in Exhibits “A” and “B”, respectively; and

☐ (d) An Employment Agreement in the form set forth in Exhibit “F”.

ADDED:

☐ (e) A promissory note, as provided in Sections 2.02(ii) and 2.03.

☐ (f) One certificate representing 500,000 shares of IFSI’s common stock registered in the name of Mr. Morris or as provided in Section 3.03(a), as amended.